Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160


                 SILGAN ANNOUNCES RECORD THIRD QUARTER EARNINGS
                       AND RAISES FULL YEAR 2009 ESTIMATE

STAMFORD, CT, October 21, 2009 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported third quarter 2009 net income of $73.5 million, or $1.91 per diluted share, as compared to third quarter 2008 net income of $52.8 million, or $1.38 per diluted share. Results for the third quarter of 2008 included pre-tax rationalization charges of $2.4 million, or $0.07 per diluted share net of tax which includes the impact of a tax valuation allowance related to the rationalization activity. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

"We are very pleased with our consolidated performance as we delivered record adjusted net income per diluted share of $1.91, a 31.7 percent increase over the prior year third quarter," said Tony Allott, President and CEO. "Our metal food container business benefited from significant year-over-year volume improvements driven primarily by one of the largest pack seasons in recent memory and solid operational performance. Our closures business benefited from effectively managing their costs in the face of ongoing volume softness in the single-serve beverage market. Despite some early signs of volume improvement in select markets, our plastic


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SILGAN HOLDINGS
October 21, 2009
Page 2


container business posted disappointing results largely due to the effect of contractual delays in passing through recent resin inflation and inefficiencies experienced as we reacted to volatile demand requirements," continued Mr. Allott. "Given our strong financial performance year to date, we are raising our full year 2009 earnings estimate of adjusted net income per diluted share to a range of $4.00 to $4.10," concluded Mr. Allott.

Net sales for the third quarter of 2009 were $1,016.5 million, an increase of $52.2 million, or 5.4 percent, as compared to $964.3 million in 2008. This increase was primarily the result of higher average selling prices in the metal food container business due to the pass through of higher raw material and other manufacturing costs and significantly higher unit volumes in the metal food container business, offset by lower average selling prices in the plastic container business largely attributable to the pass through of lower resin prices, lower volumes in the plastic container and closures businesses and the impact of unfavorable foreign currency translation.

Income from operations for the third quarter of 2009 was $127.9 million as compared to $99.6 million for the third quarter of 2008, and operating margin increased to 12.6 percent from 10.3 percent for the same periods. These increases were primarily attributable to higher unit volumes in the metal food container business, effective cost control and manufacturing efficiencies and lower year-over-year rationalization charges, partially offset by the impact from lower unit volumes in the plastic container and closures businesses, increased pension expense and the unfavorable effect from the lagged pass through of recent resin price increases.

Interest and other debt expense for the third quarter of 2009 was $13.7 million, a decrease of $1.4 million as compared to 2008. This decrease was primarily due to lower average debt balances outstanding in the third quarter of 2009 as compared to the same period in 2008, partially offset by slightly higher interest rates largely as a result of the issuance of $250 million principal amount of 7.25% senior notes in May 2009.

The Company's effective tax rate for the third quarter of 2009 was 35.6 percent as compared to 37.5 percent in the same period of 2008. The effective tax rate for the third quarter of 2008 was


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SILGAN HOLDINGS
October 21, 2009
Page 3


negatively impacted by a $1.2 million valuation allowance against tax positions in Turkey related to the Company's decision to close the operating facility.

Metal Food Containers

Net sales of the metal food container business were $716.5 million for the third quarter of 2009, an increase of $99.1 million, or 16.1 percent, as compared to $617.4 million in 2008. This increase was primarily due to higher average selling prices as a result of the pass through of higher tin plate and other manufacturing costs and significantly higher unit volumes principally due to the favorable size and timing of the seasonal fruit and vegetable pack.

Income from operations of the metal food container business increased $27.6 million in the third quarter of 2009 to $104.2 million as compared to $76.6 million in 2008, and operating margin increased to 14.5 percent from 12.4 percent over the same periods. These increases were primarily the result of significantly higher unit volumes, better manufacturing efficiencies and ongoing improvements in cost controls, partially offset by higher pension expense.

Closures

Net sales of the closures business were $166.3 million in the third quarter of 2009, a decrease of $18.0 million, or 9.8 percent, as compared to $184.3 million in 2008. This decrease was primarily the result of lower unit volumes largely attributable to continued demand softness in the single-serve beverage markets and unfavorable foreign currency translation.

Income from operations of the closures business for the third quarter of 2009 increased $7.2 million to $24.3 million as compared to $17.1 million in 2008, and operating margin increased to 14.6 percent from 9.3 percent over the same periods. These increases were primarily attributable to the benefits of ongoing cost reduction initiatives, improved manufacturing efficiencies and lower rationalization charges, partially offset by lower unit volumes. Rationalization charges of $2.8 million were recognized in the third quarter of 2008.



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SILGAN HOLDINGS
October 21, 2009
Page 4


Plastic Containers

Net sales of the plastic container business were $133.7 million in the third quarter of 2009, a decrease of $28.9 million, or 17.8 percent, as compared to $162.6 million in 2008. This decrease was principally due to the impact of lower average selling prices as a result of the pass through of lower raw material costs and a modest decline in unit volumes as demand for certain products showed some sign of recovery but overall volumes continued to lag prior year levels. Net sales were also impacted by unfavorable foreign currency translation.

Income from operations of the plastic container business for the third quarter of 2009 was $2.6 million, a decrease of $6.5 million as compared to $9.1 million in 2008, and operating margin decreased to 1.9 percent from 5.6 percent over the same periods. These decreases were primarily attributable to lower unit volumes, the unfavorable effect from the lagged pass through of recent resin price increases, manufacturing inefficiencies created by shorter production runs and challenges in meeting certain increased demand with reduced plant personnel and higher pension expense, partially offset by ongoing cost reductions.

Nine Months

Net income for the first nine months of 2009 was $134.9 million, or $3.51 per diluted share, as compared to net income for the first nine months of 2008 of $107.3 million, or $2.80 per diluted share. Results for the first nine months of 2009 included a loss on early extinguishment of debt of $0.01 per diluted share net of tax and rationalization charges of $0.02 per diluted share net of tax. Results for the first nine months of 2008 included rationalization charges of $0.20 per diluted share net of tax. Adjusted net income per diluted share for the first nine months of 2009 was $3.54 versus $3.00 in the prior year period, an 18.0 percent increase.

Net sales for the first nine months of 2009 decreased $17.9 million, or 0.8 percent, to $2.36 billion as compared to $2.38 billion for the first nine months of 2008. This decrease was primarily due to lower unit volumes in the plastic container and closures businesses, lower average selling prices in the plastic container business largely attributable to the pass through of lower resin prices and unfavorable foreign currency translation, partially offset by higher average


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SILGAN HOLDINGS
October 21, 2009
Page 5


selling prices in the metal food container business due to the pass through of higher raw material and other manufacturing costs and higher unit volumes in the metal food container business.

Income from operations for the first nine months of 2009 was $246.5 million, an increase of $32.1 million, or 15.0 percent, from the same period in 2008. This increase was a result of higher unit volumes in our metal food container business, improved manufacturing efficiencies and ongoing cost controls across all businesses and lower rationalization charges. These increases were partially offset by lower unit volumes in the plastic container and closures businesses and higher pension expense. Additionally, income from operations in 2008 benefited from management fee income related to the Brazilian White Cap acquisition. Rationalization charges of $1.5 million in the first nine months of 2009 were primarily related to a reduction in workforce at the closures operating facility in Germany. Rationalization charges in the first nine months of 2008 were $9.8 million.

Interest and other debt expense for the first nine months of 2009 was $37.1 million, a decrease of $9.1 million as compared to the first nine months of 2008. This decrease was primarily attributable to lower outstanding debt balances and higher interest income attributable to the cash on hand during 2009, partially offset by the impact of higher borrowing rates largely resulting from the issuance of $250 million principal amount of 7.25% senior notes in May 2009.

The Company's effective tax rate for the first nine months of 2009 was 35.6 percent as compared to 36.2 percent in the same period of 2008. The decrease in the effective tax rate is primarily a result of lower average statutory rates in 2009.

Dividend

On September 15, 2009, the Company paid a quarterly cash dividend in the amount of $0.19 per share to holders of record of common stock of the Company on September 1, 2009. This dividend payment aggregated $7.4 million.


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SILGAN HOLDINGS
October 21, 2009
Page 6


Outlook for 2009

The Company is raising its estimate of adjusted net income per diluted share for the full year of 2009 to a range of $4.00 to $4.10. This estimate excludes rationalization charges and loss on early extinguishment of debt. The Company also estimates adjusted net income per diluted share for the fourth quarter of 2009, which excludes rationalization charges, will be in the range of $0.46 to $0.56, as compared to adjusted net income per diluted share of $0.69 in the fourth quarter of 2008 which benefited significantly from the delayed pass through of lower resin costs in the plastic container business and a lower than normal tax rate.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the third quarter of 2009 at 11:00 a.m. eastern time on October 21, 2009. The toll free number for domestic callers is (877) 874-1586, and the number for international callers is (719) 325-4901. For those unable to listen to the live call, a taped rebroadcast will be available through November 4, 2009. To access the rebroadcast, the toll free number for domestic callers is
(888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 9914358.

                                      * * *

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2008. Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not


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SILGAN HOLDINGS
October 21, 2009
Page 7


limited to, those described in the Company's Annual Report on Form 10-K for 2008 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                     * * *



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                                      SILGAN HOLDINGS INC.
                     CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                       For the quarter and nine months ended September 30,
                         (Dollars in millions, except per share amounts)


                                                             Third Quarter                 Nine Months
                                                             -------------                 -----------
                                                          2009          2008            2009         2008
                                                          ----          ----            ----         ----
Net sales                                               $1,016.5       $964.3         $2,361.5     $2,379.4

Cost of goods sold                                         849.9        823.0          1,993.6      2,040.0
                                                        --------       ------         --------     --------

   Gross profit                                            166.6        141.3            367.9        339.4

Selling, general and administrative expenses                38.6         39.3            119.9        115.2

Rationalization charges                                      0.1          2.4              1.5          9.8
                                                        --------       ------         --------     --------

   Income from operations                                  127.9         99.6            246.5        214.4

Interest and other debt expense before loss
  on early extinguishment of debt                           13.7         15.1             36.4         46.2

Loss on early extinguishment of debt                         --           --               0.7          --
                                                        --------       ------         --------     --------

   Interest and other debt expense                          13.7         15.1             37.1         46.2

   Income before income taxes                              114.2         84.5            209.4        168.2

Provision for income taxes                                  40.7         31.7             74.5         60.9
                                                        --------       ------         --------     --------

   Net income                                           $   73.5       $ 52.8         $  134.9     $  107.3
                                                        ========       ======         ========     ========

Earnings per share:
   Basic net income per share                              $1.92        $1.39            $3.54        $2.83
   Diluted net income per share                            $1.91        $1.38            $3.51        $2.80

Cash dividends per common share                            $0.19        $0.17            $0.57        $0.51

Weighted average shares (000's):
   Basic                                                  38,202       37,932           38,146       37,853
   Diluted                                                38,504       38,321           38,456       38,267



                                      SILGAN HOLDINGS INC.
                      CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED) For the quarter and nine months ended September 30,
                                     (Dollars in millions)


                                                 Third Quarter                Nine Months
                                                 -------------                -----------
                                               2009         2008           2009          2008
                                               ----         ----           ----          ----
Net sales:
    Metal food containers                    $  716.5      $617.4        $1,493.5      $1,346.1
    Closures                                    166.3       184.3           463.3         531.7
    Plastic containers                          133.7       162.6           404.7         501.6
                                             --------      ------        --------      --------
        Consolidated                         $1,016.5      $964.3        $2,361.5      $2,379.4
                                             ========      ======        ========      ========

Income from operations:
    Metal food containers (a)                $  104.2      $ 76.6        $  172.6      $  134.8
    Closures (b)                                 24.3        17.1            60.8          53.4
    Plastic containers (c)                        2.6         9.1            23.0          35.2
    Corporate                                    (3.2)       (3.2)           (9.9)         (9.0)
                                             --------      ------        --------      --------
        Consolidated                         $  127.9      $ 99.6        $  246.5      $  214.4
                                             ========      ======        ========      ========


                                      SILGAN HOLDINGS INC.
                        CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                     (Dollars in millions)

                                                           Sept. 30,       Sept. 30,     Dec. 31,
                                                             2009            2008          2008
                                                             ----            ----          ----
Assets:
   Cash and cash equivalents                               $   66.7        $  290.4      $  163.0
   Trade accounts receivable, net                             517.1           487.3         266.9
   Inventories                                                373.0           399.5         377.0
   Other current assets                                        24.0            28.4          31.1
   Property, plant and equipment, net                         889.6           936.4         917.5
   Other assets, net                                          418.9           430.2         408.1
                                                           --------        --------      --------
      Total assets                                         $2,289.3        $2,572.2      $2,163.6
                                                           ========        ========      ========

Liabilities and stockholders' equity:
   Current liabilities, excluding debt                     $  380.0        $  397.1      $  412.0
   Current and long-term debt                                 924.9         1,303.1         884.9
   Other liabilities                                          328.4           279.4         342.1
   Stockholders' equity                                       656.0           592.6         524.6
                                                           --------        --------      --------
      Total liabilities and stockholders' equity           $2,289.3        $2,572.2      $2,163.6
                                                           ========        ========      ========


     (a) Includes a rationalization credit of $0.5 million and rationalization charges of $2.8 million for the three and nine months ended September
          30, 2008, respectively.
     (b) Includes rationalization charges of $2.8 million for the three months ended September 30, 2008 and rationalization charges of $1.3 million and $6.1 million for the nine months ended September 30, 2009 and 2008, respectively.
     (c) Includes rationalization charges of $0.1 million for each of the three months ended September 30, 2009 and 2008 and $0.2 million and $0.9 million for the nine months ended September 30, 2009 and 2008, respectively.

                              SILGAN HOLDINGS INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                     For the nine months ended September 30,
                              (Dollars in millions)


                                                                   2009           2008
                                                                   ----           ----
Cash flows provided by (used in) operating activities:
   Net income                                                    $ 134.9        $ 107.3
   Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation and amortization                               109.6          108.3
       Rationalization charges                                       1.5            9.8
       Loss on early extinguishment of debt                          0.7            --
       Other changes that provided (used) cash, net
        of effects from acquisitions:
           Trade accounts receivable, net                         (247.2)        (269.4)
           Inventories                                               6.6           15.8
           Trade accounts payable and other changes, net            12.6          106.2
                                                                 -------        -------
       Net cash provided by operating activities                    18.7           78.0
                                                                 -------        -------

Cash flows provided by (used in) investing activities:
   Purchases of businesses, net of cash acquired                     --           (14.5)
   Capital expenditures                                            (72.1)         (87.7)
   Proceeds from asset sales                                         2.9            1.1
                                                                 -------        -------
       Net cash used in investing activities                       (69.2)        (101.1)
                                                                 -------        -------

Cash flows provided by (used in) financing activities:
   Dividends paid on common stock                                  (22.0)         (19.5)
   Changes in outstanding checks - principally vendors             (51.8)         (91.6)
   Net borrowings and other financing activities                    28.0          328.7
                                                                 -------        -------
       Net cash (used in) provided by financing activities         (45.8)         217.6
                                                                 -------        -------

Cash and cash equivalents:
   Net (decrease) increase                                         (96.3)         194.5
   Balance at beginning of year                                    163.0           95.9
                                                                 -------        -------
   Balance at end of period                                      $  66.7        $ 290.4
                                                                 =======        =======


                              SILGAN HOLDINGS INC.
          RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                  (UNAUDITED)
              For the quarter and nine months ended September 30,


                                     Table A
                                     -------


                                                            Third Quarter             Nine Months
                                                            -------------             -----------
                                                           2009        2008         2009       2008
                                                           ----        ----         ----       ----
Net income per diluted share as reported                  $1.91       $1.38        $3.51      $2.80

Adjustments:
 Rationalization charges, net of tax                        --         0.07         0.02       0.20
 Loss on early extinguishment of debt, net of tax           --          --          0.01        --
                                                          -----       -----        -----      -----
Adjusted net income per diluted share                     $1.91       $1.45        $3.54      $3.00
                                                          =====       =====        =====      =====


                              SILGAN HOLDINGS INC.
          RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                  (UNAUDITED)
                        For the quarter and year ended,


                                     Table B
                                     -------

                                                               Fourth Quarter                   Year Ended
                                                               --------------                   ----------
                                                                December 31,                   December 31,
                                                                ------------                   ------------
                                                            Estimated      Actual           Estimated      Actual
                                                            ---------      ------           ---------      ------
                                                          Low       High                  Low      High
                                                          2009      2009     2008         2009     2009      2008
                                                          ----      ----     ----         ----     ----      ----
Net income per diluted share as estimated
 for 2009 and as reported for 2008                       $0.46     $0.56    $0.64        $3.97    $4.07     $3.44

Adjustments:
 Rationalization charges, net of tax                       --        --      0.05         0.02     0.02      0.25
 Loss on early extinguishment of debt, net of tax          --        --       --          0.01     0.01       --
                                                         -----     -----    -----        -----    -----     -----
Adjusted net income per diluted share
 as estimated for 2009 and presented for 2008            $0.46     $0.56    $0.69        $4.00    $4.10     $3.69
                                                         =====     =====    =====        =====    =====     =====


     (1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.